
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                            Ending
Class      Interest         Principal      Losses           Balance
A1        3385481.39       8601459.35           0        576362926.7
A2        1501714.78       4415632.59           0       253205200.68
R                  0                0           0                  0

